FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 7, 2006
MACQUARIE INFRASTRUCTURE COMPANY TRUST
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of
incorporation)

001-32385	20-6196808

Commission File Number	(IRS Employer Identification No.)

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of
incorporation)

001-32384	43-2052503

Commission File Number	(IRS Employer Identification No.)

125 West 55th Street,
New York, New York	10019

(Address of Principal Executive Offices)	(Zip Code)
(212) 231-1000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 2.03. Creation of a Direct Financial Obligation
Item 9.01 Financial Statements and Exhibits
SIGNATURES
SIGNATURES
EX-23.1: CONSENT OF DELOITTE & TOUCHE LLP
EX-99.1: AUDITED FINANCIAL STATEMENTS
EX-99.2: AUDITED FINANCIAL STATEMENTS
EX-99.3: UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Item 2.01 Completion of Acquisition or Disposition of Assets
On June 12, 2006, Macquarie Infrastructure Company Inc. (“MIC Inc.”) a wholly owned subsidiary of Macquarie Infrastructure Company LLC and Macquarie Infrastructure Company Trust (collectively and individually “MIC” “Company” or “we”), filed a current report on Form 8-K (the “Original 8-K”) with respect to the completion on June 7, 2006 of its acquisition of K-1 HGC Investment, L.L.C. (subsequently renamed Macquarie HGC Investment LLC) (“MHGI”), which owns HGC Holdings, L.L.C. (subsequently renamed HGC Holdings LLC) (“HGC”) and The Gas Company, LLC (“TGC”), from k1 Ventures Limited (“K1”). This current report on Form 8-K/A (this “Report”) amends and restates the prior report in its entirety except for the exhibits filed therewith. Additional information about this transaction was initially described in Forms 8-K filed by MIC in August 2005 and November 2005, and was also described in MIC’s most recently filed Forms 10-K and 10-Q. This Form 8-K/A updates all such prior information.
MHGI, together with its wholly owned subsidiary, HGC Investment Corporation, are the sole members of HGC, and HGC is the sole member of TGC. TGC is a Hawaii limited liability company that owns and operates the regulated synthetic natural gas distribution business in Hawaii and distributes and sells liquefied petroleum gas through unregulated operations. TGC operates in both regulated and unregulated markets on the Islands of Oahu, Hawaii, Maui, Kauai, Molokai and Lanai.
The $272.0 million purchase price, comprising a base purchase price of $238.0 million, a working capital adjustment of $21.3 million and transaction costs of $12.7 million, was funded with $160.0 million of new subsidiary-level debt, $99.0 million of funds initially drawn by MIC Inc. under the revolving portion of its acquisition credit facility and available cash. The Company expects the transaction to be immediately yield accretive. The $160.0 million of subsidiary secured financing was provided by Dresdner Bank AG London Branch and other lenders under two credit facilities, each of which commenced on June 7, 2006 and has a seven year term. These agreements, which do not have recourse to MIC or other businesses of MIC, are filed as Exhibits 10.1 and 10.2 to the Original 8-K.
TGC’s consolidated results will be included in the results of operations of MIC under the purchase method of accounting and will constitute a new segment (“gas utility business”) from June 7, 2006. Subject to applicable debt covenants and retention of reserves, as required by the Hawaii Public Utilities Commission (“HPUC”), MIC expects that substantially all of TGC’s consolidated cash flow from operations and from investing activities less maintenance capital expenditures will be available for distribution to its shareholders.
Macquarie Securities (USA) Inc. (“MSUSA”) acted as financial advisor to MIC on the transaction, including on the debt financing arrangements, and will receive fees and expense payments totaling approximately $5.0 million (included in the transaction costs discussed above). MSUSA is a subsidiary of Macquarie Bank Limited, the parent company of the Manager. In addition, Macquarie Bank Limited provided $30.0 million of the funding under the MIC Inc. acquisition facility. It also provided interest rate swaps with notional principal of $48.0 million relating to the subsidiary level financing.
Forward-looking Statements
This report contains forward-looking statements. The Company may, in some cases, use words such as project, believe, anticipate, plan, expect, estimate, intend, should, would, could, potentially, or may or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond the Company’s control including, among other things: its ability to successfully integrate and manage acquired businesses, including the ability to retain or replace qualified employees, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance debt, and implement its strategy; decisions made by persons who control its investments including the distribution of dividends; its regulatory environment for purposes of establishing rate structures and monitoring quality of service; changes in general economic or business conditions, or demographic trends, including changes to the political environment, economy, tourism, construction and transportation costs, changes in air travel, automobile usage, fuel and gas costs, including the ability to recover increases in these costs from customers; reliance on sole or limited source suppliers, particularly in our gas utility business; foreign exchange fluctuations; environmental risks; and changes in U.S. federal tax law.
Actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which the Company is not currently aware could also cause actual results to differ. In light of these risks, uncertainties and assumptions, investors should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this report may not occur. These forward-looking statements are made as of the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Use of Non-GAAP Pro Forma Financial Information
We report our financial results in accordance with generally accepted accounting principles. However, we also present earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, in the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as a pro forma EBITDA in the accompanying pro forma condensed combined statements of operations. EBITDA and pro forma EBITDA are reconciled to net income and pro forma net income, respectively, wherever these measures are presented.
We believe EBITDA is a useful supplemental financial measure to assess the financial performance of our assets and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to our shareholders. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP. EBITDA as presented herein may not be comparable to similarly titled measures of other companies.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
Originally founded in 1904, TGC is Hawaii’s only franchised full-service gas energy company, making gas products and services available to Hawaii’s 1.2 million full-time residents and over seven million annual visitors. TGC provides both regulated and unregulated gas distribution services on the six primary islands in the State of Hawaii.
TGC has two primary businesses, utility (or regulated) and non-utility (or unregulated):
1.	The utility business includes distribution and sales of Synthetic Natural Gas (“SNG”) on the Island of Oahu and distribution and sale of Liquefied Petroleum Gas (“LPG”) to approximately 35,850 customers through localized distribution systems located on the Islands of Oahu, Hawaii, Maui, Kauai, Molokai and Lanai (listed by size of market). Utility revenue consists principally of sales of thermal units (“therms”) of SNG and LPG. One gallon of LPG is the equivalent of 0.913 therms. The operating costs for the utility business include the cost of locally purchased feedstock, the cost of manufacturing SNG from the feedstock, LPG purchase costs and the cost of distributing SNG and LPG to customers.

2.	The non-utility business comprises the sale of LPG to approximately 31,551 customers, through truck deliveries to individual tanks located on customer sites on Oahu, Hawaii, Maui, Kauai, Molokai and Lanai. Non-utility revenue consists of sales of gallons of LPG. The operating costs for the non-utility business include the cost of purchased LPG and the cost of distributing the LPG to customers.
SNG and LPG have a wide number of applications, including electricity generation, commercial and residential water heating, drying and cooking, and fuel for transportation. Gas customers range from residential customers to a wide variety of commercial customers. The primary domestic uses of gas in Hawaii are cooking, water heating, drying and gas lighting.
Revenue is primarily a function of the volume of SNG and LPG consumed by customers and the price per thermal unit (for regulated sales) or price per gallon (for LPG) charged to unregulated customers. Both SNG and LPG are derived from petroleum so revenue levels, without organic operating growth, will generally track global oil prices. Revenue includes fuel adjustment charges (“FAC”), through which the changes in fuel costs generally are passed through to customers.
Volume is primarily driven by demographic and economic growth in the State of Hawaii and by shifts of end users to gas from other energy sources and competitors. There are approximately 250 regulated utilities operating in Hawaii. These comprise one gas utility, four electric utilities, 34 water and sewage utilities and 211 telecommunications utilities. The four electric utility operators, combined, serve approximately 450,000 customers. Since all businesses and residences have electrical connections, this provides an estimate of the total market potential. TGC’s regulated customer base is approximately 35,850 and its non-regulated customer base is approximately 31,551. Accordingly, TGC’s overall market share, as a percentage of total utility customers in Hawaii, is approximately 15% of Hawaii businesses and residences. TGC has 100% of Hawaii’s regulated gas business and over 70% of Hawaii’s unregulated gas business. Approximately 90% of Hawaii’s general energy needs are met from petroleum products; the remainder are met mostly from renewable sources. The State of Hawaii consumes approximately 226 million British Thermal Units of fossil based energy per year, excluding military requirements. LPG and SNG comprise approximately 3% of this total.
Prices charged by TGC to its customers for the regulated gas business are based on HPUC regulated rates that allow us to recover our costs of providing utility gas service, including operating expenses, taxes, a return of capital investments through recovery of depreciation and a return on the capital we have invested. TGC is not permitted to recover goodwill or transaction costs related to the acquisition through its regulated rates. The rates that are charged to non-utility customers are set based on production and delivery costs, and on the cost of fuel and also take into consideration competitive factors. Our rate structure generally allows us to maintain a relatively consistent dollar-based margin per thermal unit or gallon by passing increases or decreases in fuel costs to our utility customers through the FAC.
We incur expenses in operating and maintaining our facilities and distribution network, comprising a SNG plant, a 22 mile transmission line, 1,100 miles of distribution pipelines, several tank storage facilities and a fleet of vehicles. These costs are generally fixed in nature. Other operating expenses incurred, such as revenue-based taxes, are generally sensitive to the volume of product sold. In addition, we incur general and administrative expenses at our executive office that include expenses for senior management, accounting, information technology, human resources, environmental compliance, regulatory compliance, employee benefits, rents, utilities, insurance and other corporate costs.
Results of Operations
The comparative periods discussed below consist of 10 months, 12 months and 11 months, respectively. Accordingly, we have compared these periods on an average dollars or units per month basis as we believe so doing provides a more meaningful analysis than comparing periods of varying length. We do not believe that seasonality is a material factor over any particular period.

Ten months ended April 30, 2006 compared to the Twelve months ended June 30, 2005
Key Factors Affecting Operating Results
•	Average therms sold per month in the regulated sector was flat, while average gallons sold per month in the unregulated sector increased 3%;

•	Dollar margin per therm increased 8% while dollar margin per gallon increased 5%; and

•	Average gross profit per month increased 8%.

	Ten		Twelve
	Months		Months		Average	Average
	Ended	Average	Ended	Average	Per	Per
	April 30,	Per	June 30,	Per	month $	month %
Dollars in thousands	2006	month(1)	2005	month(1)	change(1)	change(1)
Revenues:
Utility	$69,164	$6,916	$70,514	$5,876	$1,040	17.7%
Non-utility	60,771	6,077	61,899	5,158	919	17.8%

Total revenue	129,935	12,994	132,413	11,034	1,959	17.8%

Generation and purchased gas:
Utility	34,111	3,411	31,308	2,609	802	30.7%
Non-utility	37,179	3,718	36,185	3,015	702	23.3%

Gross profit	58,645	5,865	64,920	5,410	455	8.4%

Operating expenses:
Selling, general and administrative expenses	36,287	3,629	40,206	3,351	278	8.3%
Depreciation and amortization	4,473	447	5,074	423	24	5.8%

Operating income	17,885	1,789	19,640	1,637	152	9.3%

Interest expense, net	(3,857)	(386)	(3,484)	(290)	(95)	32.8%
Other income	685	69	1,623	135	(67)	(49.4%)
Provision for income taxes	(5,526)	(553)	(6,945)	(579)	26	(4.5%)
Minority interest	(11)	(1)	(19)	(2)	0	(30.5%)
Cumulative effect of prior period adjustment, net of tax	(3,384)	(338)	0	0	(338)

Net income	$5,792	$579	$10,815	$901	$(322)	(35.7%)

Reconciliation of net income to EBITDA:
Net income	$5,792		$10,815
Interest expense	3,857		3,484
Provision for income taxes	5,526		6,945
Depreciation and amortization	4,473		5,074
Cumulative effect of prior period adjustment, net of tax	3,384		0

EBITDA	$23,032	$2,303	$26,318	$2,193	$110	5.0%

(1) Subtotals and totals may be off $1 due to rounding

Revenue and Gross Profit
The key factors generating our revenue and gross profit are volume of SNG and LPG sold and dollar-based margin per therm or gallon. Our average monthly revenue and gross profit growth was due primarily to:
•	Rising cost of SNG and LPG, which we generally pass on to customers. To date, we have not seen any negative impact on demand for SNG and LPG due to the increases in these costs; and
•	An increase in utility therm margins resulting from reduced SNG gas line losses and recovery of percentage-based revenue taxes that are recorded in selling, general and administrative expenses.
The price increases in SNG were the result of an average 29% increase in the cost of fuel experienced in the period ended April 30, 2006 when compared to the period ended June 30, 2005. Price increases passed through to customers were consistent with a formula permitted by the HPUC. The price increases in LPG were the result of an average 20% increase in the cost of fuel between these periods that TGC passed on to its customers.
The combination of the factors cited above resulted in an overall reduction in gross margin as a percentage of revenue. This is a function of maintaining relatively consistent dollar based margins per therm or gallon on an increased revenue base resulting from higher SNG and LPG prices, as described above under Key Factors.
Selling, General and Administrative Expenses
Average selling, general and administrative expenses per month increased approximately 8.3%. This was due primarily to salary and wage merit and union contract increases, filling of vacant positions, repair of damages caused by a fire at the SNG plant, rental of a large electrical generator due to reliability issues with a power supplier, increases in vehicle fleet fuel costs, increases in employee benefit costs, higher percentage-of-revenue taxes and other inflationary cost increases.
Interest Expense, Net
Average net interest expense per month increased 32.8% due primarily to increasing interest rates. The outstanding debt is unhedged.
Other Income
Other income decreased because of the receipt of a payment from an electric utility for the shared use of an Energy Corridor in 2005, as more fully described in Footnote 8 of the audited financial statements for the twelve months ended June 30, 2005.
Cumulative Effect of Prior Period Adjustment, Net of Tax
Prior to April 30, 2006, we followed the provisions of SFAS No. 143 in accounting for our asset retirement obligation. In applying this Statement we took into consideration only those legal obligations associated with the retirement of long-lived assets that we considered to be probable of being incurred.
Effective from April 30, 2006, we adopted the provisions of FIN 47, and also recorded an asset retirement obligation in those cases where the obligation to perform the asset retirement activity was unconditional, even though the timing or the method of settling the obligation was uncertain.

Twelve months ended June 30, 2005 compared to Eleven months ended June 30, 2004
Key Factors Affecting Operating Results
•	Average therms sold per month increased 1%, while average gallons sold per month increased 5%;

•	Dollar margin per therm increased 4% while dollar margin per gallon decreased 7%; and

•	Average gross profit per month increased 2%.

	Twelve		Eleven
	Months		Months		Average	Average
	Ended	Average	Ended		Per	Per
	June 30,	Per	June 30,	Average	month $	month %
Dollars in thousands	2005	month(1)	2004	Per month(1)	change(1)	change
Revenues:
Utility	$70,514	$5,876	$55,727	$5,066	$810	16.0%
Non-utility	61,899	5,158	49,156	4,469	690	15.4%

Total revenue	132,413	11,034	104,883	9,535	1,500	15.7%

Generation and purchased gas:
Utility	31,308	2,609	21,482	1,953	656	33.6%
Non-utility	36,185	3,015	24,972	2,270	745	32.8%

Gross profit	64,920	5,410	58,429	5,312	98	1.9%

Operating expenses:
Selling, general and administrative expenses	40,206	3,351	35,227	3,202	148	4.6%
Depreciation and amortization	5,074	423	4,472	407	16	4.0%

Operating income	19,640	1,637	18,730	1,703	-66	(3.9%)

Interest expense, net	(3,484)	(290)	(2,609)	(237)	(53)	22.4%
Other income	1,623	135	(90)	(8)	143	(1753.1%)
Provision for income taxes	(6,945)	(579)	(6,390)	(581)	2	(0.4%)
Minority interest	(19)	(2)	(16)	(1)	(0)	8.9%

Net income	$10,815	$901	$9,625	$875	$26	3.0%

Reconciliation of net income to EBITDA:
Net income	$10,815		$9,625
Interest expense	3,484		2,609
Provision for income taxes	6,945		6,390
Depreciation and amortization	5,074		4,472

EBITDA	$26,318	$2,193	$23,096	$1,925	$269	14.0%

(1) Subtotals and totals may be off $1 due to rounding

Revenue and Gross Profit
The key factors generating our revenue and gross profit are volume of SNG and LPG sold and dollar-based margin per therm or gallon. Our average monthly revenue and gross profit growth was due primarily to:
•	Rising cost of SNG and LPG, which we generally pass on to customers;

•	An increase in both thermal unit and gallon sales volume and increased dollar per therm fuel margins, partially offset by a decrease in dollar per gallon fuel margins;

•	An increase in utility therm margins resulting from reduced utility SNG gas line losses and coverage of percentage-based revenue taxes that are recorded in selling, general and administrative expenses; and

•	A decrease in non-utility margins resulting from comparably higher costs of LPG due to increased purchases of LPG from foreign suppliers at a cost higher than local supplies. We chose to make these foreign purchases to insure adequate supply for our customers following local fuel shortfalls. We made a business decision not to entirely pass these increased costs to our customers due to long-term customer relations, public relations, and competitive considerations.
The price increases in SNG were the result of an average 32% increase in the cost of fuel experienced in the period ended June 30, 2005 when compared to the period ended June 30, 2004. The price increases in LPG were the result of an average 27% increase in the cost of fuel between these periods.
The combination of the factors cited above resulted in an overall reduction in gross margin as a percentage of revenue. This is a function of maintaining relatively consistent dollar based margins per therm or gallon on a combined basis on an increased revenue base resulting from higher SNG and LPG prices, as descried above under Key Factors.
Selling, General and Administrative Expenses
Average selling, general and administrative expenses per month increased approximately 4.6%. This was due primarily to salary and wage merit and union contact increases, increases in employee benefit costs, increases in vehicle fleet fuel costs, higher percentage-of-revenue taxes and other inflationary cost increases.
Interest Expense, Net
Average net interest expense per month increased 22.4% due primarily to increasing interest rates. The outstanding debt is unhedged.
Other Income
Other income increased because of the receipt of a non-recurring payment from an electric utility for the shared use of an Energy Corridor in 2005, as more fully described in Footnote 8 of the audited financial statements for the twelve months ended June 30, 2005.

Liquidity and Capital Resources
Cash flow provided by Operating Activities
Cash flow provided by operating activities decreased from 2004 to 2005 and also from 2005 to 2006. These decreases were due primarily to changes in the impact of working capital and deferred taxes. The working capital changes resulted from increases in accounts receivable due to higher revenue and increased inventory levels resulting from higher fuel prices and the timing of purchases of LPG. The following table summarizes the impact of working capital and deferred taxes, and of other items, on cash flow from operations.

					Inception
	Ten Months		Twelve		(August 8,
	Ended April	Average	Months Ended	Average	2003) to June	Average
(in thousands)	30, 2006	Per Month	June 30, 2005	Per Month	30, 2004	Per Month

Impact of items other than working capital and deferred taxes	$14,685	$1,468	$16,290	$1,357	$14,803	$1,346
Impact of working capital and deferred taxes	(881)	(88)	932	78	5,129	466

Cash flow provided by operating activities	$13,804	$1,380	$17,222	$1,435	$19,932	$1,812

Cash flow used in Investing Activities

Inception
	Ten Months	Twelve	(August 8,
	Ended April	Months Ended	2003) to June
(in thousands)	30, 2006	June 30, 2005	30, 2004

Cash flow used in investing activities	$17,084	$6,116	$112,480
Cash flow used in investing activities is generally due principally to capital expenditures. Cash flow used in investing activities for 2006 also included the repayment of a $10.5 million loan from Focus-Up Holding, Ltd. In 2006, capital expenditures consisted of $5.7 million for maintenance and routine asset replacements and $758,000 for new business opportunities. The $758,000 expended for new business opportunities comprised pipelines, meters and tanks for new customers that are expected to generate annual revenue of about $590,000 in the utility business and about $135,000 in the non-utility business, beginning immediately following equipment installation.
For 2005, capital expenditures of $6.1 million consisted of $5.2 million for maintenance and routine asset replacements and $933,000 for new business opportunities. The $933,000 expended for new business opportunities comprised pipelines, meters and tanks for new customers that are expected to generate annual revenue of about $675,000 in the utility business and about $125,000 in the non-utility business, beginning immediately following equipment installation.

Cash flow used in investing activities for 2004 included $106.5 million related to the purchase of the business by K1. Capital expenditures for 2004 were $6.0 million, consisting of $5.5 million for maintenance and routine asset replacements and $499,000 for new business opportunities. The $499,000 expended for new business opportunities comprised pipelines, meters and tanks for new customers that have generated annual revenue of about $270,000 in the utility business and about $81,000 in the non-utility business.
For the fiscal year ending June 30, 2007, TGC expects to incur approximately $10 million for capital expenditures. This includes $6.1 million for capitalized maintenance and routine replacements of current facilities and equipment. The remaining $3.9 million includes approximately $2.0 million in projects for the expansion of facility capabilities and to improve distribution system reliability and capacity, as well as $1.9 million for growth of current facilities, consisting of $1.0 million for regulated operations and $0.9 million for unregulated operations.
Cash flow (used in) provided by Financing Activities

Inception
	Ten Months	Twelve	(August 8,
	Ended April	Months Ended	2003) to June
(in thousands)	30, 2006	June 30, 2005	30, 2004

Cash flow (used in) provided by financing activities	$(58)	$(5)	$98,105
The 2004 amount included primarily K1’s equity and debt financing for its purchase of the business.
Item 2.03. Creation of a Direct Financial Obligation.
As described in Item 2.01, the purchase of TGC was financed, in part, with $160.0 million of subsidiary secured term debt that is non-recourse to MIC or other MIC-owned businesses and $99.0 million of debt incurred under MIC Inc.’s acquisition credit facility.
The terms of the MIC. Inc. acquisition credit facility and the subsidiary debt facility, including payment terms and mandatory prepayment provisions, are substantially the same as has been previously described in the Company’s SEC filings, except as follows: the additional $20.0 million working capital revolving facility now includes a $5.0 million letter of credit sublimit, and revolving loans are to be repaid within 12 months after their borrowing or at maturity, if sooner.
The borrowers for the subsidiary level credit facilities also entered into hedging agreements pursuant to which the floating interest rates of the subsidiary level credit facilities are swapped into fixed rates. Under the hedging agreements, $160 million of LIBOR based notional principal has been hedged at a fixed rate of 4.84%.

Item 9.01 Financial Statements and Exhibits
(a) Financial statements of business invested in.
The audited financial statements of K-1 HGC Investment, LLC and subsidiaries as of and for the ten months ended April 30, 2006 are attached as Exhibit 99.1 to this Report and are incorporated into this Item 9.01(a) by reference.
The audited financial statements of K-1 HGC Investment, LLC and subsidiaries as of and for the year ended June 30, 2005 the period from August 8, 2003 (date of inception) to June 30, 2004 are attached as Exhibit 99.2 to this Report and are incorporated into this Item 9.01(a) by reference.
b) Pro forma financial information.
The unaudited pro forma condensed combined financial statements of the Company for the year ended December 31, 2005 and the unaudited condensed combined statement of income for the quarter ended March 31, 2006 are attached as Exhibit 99.3 to this Report and are incorporated into this Item 9.01(b) by reference.
The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of the Company, as filed with the Securities and Exchange Commission (“SEC”) in its Form 10-K filed March 15, 2006, the condensed financial statements and related notes thereto of the Company, as filed with the SEC in its Form 10-Q filed May 10, 2006 and in conjunction with the separate financial statements of K-1 HGC Investment, LLC and subsidiaries and related notes thereto included as Exhibits 99.1 and 99.2 to this Report.
The unaudited pro forma condensed financial statements should not be considered indicative of actual results that would have been achieved had the acquisitions and the other transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows of the Company for any future date or period.
The pro forma adjustments are based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed financial statements.
c) Exhibits:
23.1	Consent of Deloitte & Touche LLP

99.1	Audited financial statements of K-1 HGC Investment, LLC and subsidiaries as of and for the ten months April 30, 2006.

99.2	Audited financial statements of K-1 HGC Investment, LLC and subsidiaries as of and for the year ended June 30, 2005 and the period from August 8, 2003 (date of inception) to June 30, 2004.

99.3	Unaudited pro forma condensed combined financial statements for the year ended December 31, 2005 and unaudited pro forma condensed combined income statement as of and for the quarter ended March 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY TRUST

Date: June 26, 2006	By:	/s/ Peter Stokes

Name: Peter Stokes
Title: Regular Trustee
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date: June 26, 2006	By:	/s/ Peter Stokes

Name: Peter Stokes
Title: Chief Executive Officer